UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  ☒                             Filed by a party other than the registrant  ☐

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☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

RUSSELL INVESTMENT COMPANY

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear client,

Following June’s announcement that Northwestern Mutual is selling Russell Investments to London Stock Exchange Group (LSEG), shareholders will now have the opportunity to vote on whether to approve a new investment advisory agreement between Russell and each Russell fund as a result of the sale.

By now you may have already received a call or calls on behalf of Russell Funds requesting you to vote your shares, and if you responded to those requests by voting, we sincerely thank you. While this may catch you by surprise, I want to assure you that this is a normal occurrence for votes of this importance. After careful consideration, the Board of Trustees of Russell Investment Company, including the Independent Trustees of the Board, unanimously recommends that you vote “FOR” each proposal listed on the proxy card.

As a shareholder, if you don’t plan to attend the special shareholder meeting, there are several convenient ways for you to cast your vote:

•	Visit the website which is listed on the proxy card.

•	Call the toll-free number which is listed on the proxy card.

•	Mail the proxy card (if you’ve received this communication by mail). If you choose this option, please be sure to sign, date, and return the card in the enclosed postage-paid envelope.

•	Call toll free 844-253-1478. Proxy specialists at Boston Financial Data Services, Russell’s proxy solicitor, are available Monday through Friday, 9:00 a.m. to 6:00 p.m. Eastern Time to answer your questions.

Thank you for your attention to this important vote.